EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-30185 on Form S-8, No. 333-74451, as amended, on Form S-8 POS and No. 333-105454 on Form S-8 of Playboy Enterprises, Inc of our report dated February 22, 2002 on the consolidated financial statements of Playboy TV International, LLC. and subsidiaries as of and for the year ended December 31, 2001 and 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity's ability to continue as a going concern), included in this Current Report on Form 8-K of Playboy Enterprises, Inc.

/s/ Deloitte & Touche LLP

Miami, Florida
July 24, 2003